EXHIBIT 11.


                                 ENDOCARE, INC.
                        CALCULATION OF EARNINGS PER SHARE



                                                   Three Months Ended         Nine Months Ended
                                                   September 30, 1996         September 30, 1996
                                                   ------------------         ------------------


Net loss                                            $      (367,062)            $  (1,339,203)
                                                    ===============             =============


Weighted average number of common shares
      outstanding during the period                       5,638,943                 5,633,068
                                                    ===============             =============



Primary net loss per share                          $          (.07)            $        (.24)
                                                    ===============             =============

Fully diluted net loss per share                    $          (.07)            $        (.24)
                                                    ===============             =============




         Notes: Earnings per share data is not presented for 1995 because Endocare was operating as a division of Medstone International, Inc. at that time.

                  The effect of potential exercise of common stock options is not included in these calculations because such effect would be anti-dilutive.


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